As filed with the Securities and Exchange Commission on July 26, 1996.
                                           Registration No. 333-______

======================================================================

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549
                    ______________________________

                               FORM S-8

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                    ______________________________

                        UNION BANKSHARES, LTD.
        (Exact name of registrant as specified in its charter)
                    ______________________________

           DELAWARE                               84-0986148
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)                Identification No.)


                         1825 LAWRENCE STREET
                               SUITE 444
                        DENVER, COLORADO  80202
                            (303) 298-5352
               (Address of principal executive offices)

                   EMPLOYEES' EQUITY INCENTIVE PLAN
                           OPTION BONUS PLAN
                      (Full titles of the plans)
                    ______________________________

                                                With copies to:
                                          RONALD R. LEVINE, II, ESQ.
      CHARLES R. HARRISON                   KEVIN P. STICHTER, ESQ.
    CHIEF EXECUTIVE OFFICER                 DAVIS, GRAHAM & STUBBS
1825 LAWRENCE STREET, SUITE 444           370 17TH STREET, SUITE 4700
    DENVER, COLORADO  80202                 DENVER, COLORADO  80202
        (303) 298-5352                          (303) 892-9400
       (Name, address, including zip code, and telephone number,
              including area code, of agent for service)
                    ______________________________

                                            CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                           Proposed maximum         Proposed
                                       Amount to be         offering price      maximum aggregate       Amount of
Title of securities to be registered    registered           per share<F1>      offering price<F1>  registration fee
- --------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001) . . .     250,000 shares      $12.375             $3,093,750          $1,066.82
per share
====================================================================================================================

<F1> Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h), based upon the closing price of the Company's Common Stock on July 24, 1996 as quoted on the NASDAQ National
     Market System.


                                                      TOTAL PAGES:  23
                                             INDEX TO EXHIBITS, PAGE 8
                           EXPLANATORY NOTE

     This Registration Statement covers the registration of
(i) 100,000 additional shares of Common Stock of Union Bankshares, Ltd., a Delaware corporation (the "Company"), issuable pursuant to the Company's Employees' Equity Incentive Plan; and (ii) 150,000 shares of Common Stock issuable pursuant to the Company's Option Bonus Plan.

                                PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by the Company with the Commission are hereby incorporated in this Registration Statement by reference:

     (a)  Annual Report on Form 10-KSB for the year ended December 31,
          1995;

     (b)  Quarterly Report on Form 10-QSB for the quarter ended
          March 31, 1996;

     (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on January 6, 1993 (File No. 0-21078); and

     (d)  Report on Form 8-K, dated July 24, 1996.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

4.   DESCRIPTION OF SECURITIES.

     Not applicable.

5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify all directors and officers of the Company to the fullest extent now or hereafter permitted by the Delaware General Corporation Law. Under such provisions any director or officer, who in his capacity as such, is made or threatened to be made a party to any suit or proceeding, shall be indemnified if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Certificate, Bylaws and the Delaware General Corporation Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled

under the Certificate of Incorporation, the Bylaws, any agreement, insurance policies, vote of stockholders or disinterested directors or otherwise.

     In addition, the Company's Certificate of Incorporation provides that to the fullest extent now or hereafter permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company and its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for liability arising under Section 174 of the Delaware General Corporation Law (relating to the unlawful payment of dividends, and purchase or redemption of the Company's stock), or for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Company has purchased a directors and officers insurance policy providing not less than a $3.0 million coverage limit in the aggregate per year.

7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

8.   EXHIBITS

     4.1  Specimen Stock Certificate.(1)

     4.2  Employees' Equity Incentive Plan.(1)

     4.3  Option Bonus Plan.

     5.1  Opinion and Consent of Davis, Graham & Stubbs LLP.

     23.1 Consent of Davis, Graham & Stubbs LLP.  See Exhibit 5.1.

     23.2 Consent of McGladrey & Pullen.

     24.1 Power of Attorney (incorporated in the Signature Page of this Registration Statement).

____________________

(1) Filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-56736), as declared effective on March 9, 1993, and incorporated herein by reference.

9.   UNDERTAKINGS

     A. The Company hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 25, 1996.

                              UNION BANKSHARES, LTD.


                              By: Charles R. Harrison
                                 -------------------------------------
                                 Charles R. Harrison, Chairman of the
                                 Board and Chief Executive Officer

                           POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Charles R. Harrison, Herman J. Zueck and Bruce E. Hall, or any of them, with full power to act alone, his true and lawful attorneys-in-fact, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or either of them may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      SIGNATURE                  TITLE                    DATE
      ---------                  -----                    ----

Charles R. Harrison      Chairman of the Board         July 25, 1996
- -----------------------  and Chief Executive Officer
Charles R. Harrison      (Principal Executive Officer)


Bruce E. Hall            Vice President, Treasurer     July 25, 1996
- -----------------------  and Secretary and a Director
Bruce E. Hall            (Principal Financial and
                         Accounting Officer)

Herman J. Zueck          President and a Director      July 25, 1996
- -----------------------
Herman J. Zueck


Wayne T. Biddle          Director                      July 25, 1996
- -----------------------
Wayne T. Biddle


Lloyd E. Hayne           Director                      July 25, 1996
- -----------------------
Lloyd E. Hayne


Ralph D. Johnson         Director                      July 25, 1996
- -----------------------
Ralph D. Johnson


Richard C. Saunders      Director                      July 25, 1996
- -----------------------
Richard C. Saunders


C. Gale Sellens          Director                      July 25, 1996
- -----------------------
C. Gale Sellens


Jerrold B. Evans         Director                      July 25, 1996
- -----------------------
Jerrold B. Evans

                            EXHIBIT INDEX
Exhibit
  No.     Description
- ----------------------------------------------------------------------

   4.3    Option Bonus Plan

   5.1    Opinion and Consent of Davis, Graham & Stubbs

  23.2    Consent of McGladrey & Pullen

                                 II-6